December 14, 1998



TANAKA Funds, Inc.
230 Park Avenue, Suite 960
New York, New York 10169

Ladies and Gentlemen:

         We have acted as counsel to TANAKA Funds, Inc., a Maryland corporation consisting of a single series, TANAKA Growth Fund (the "Fund"), in connection with the preparation and filing of its Pre-Effective Amendment No. 2 to its Registration Statement on Form N-1A ("PEA No. 2") covering the Class A, Class B and Class R shares of common stock, $.01 par value per share, of the Fund.

         We have examined copies of the Amended and Restated Articles of Incorporation and By-Laws of the Fund, PEA No. 2 and such other records, proceedings and documents as we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, we are of the opinion that the Class A, Class B and Class R shares of common stock, $.01 par value per share, of the Fund to be issued in accordance with the terms of the offering, as set forth in PEA No. 2, when so issued and paid for will constitute validly authorized and legally issued shares of common stock, fully paid and non-assessable by the Fund.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as set forth under the caption "Counsel" in the above-referenced Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                                     Very truly yours,


                                                     /s/ Dechert Price & Rhoads